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                                   SUPPLEMENT
                                       TO
                       PROSPECTUS DATED NOVEMBER 20, 1998
                                38,616 SHARES OF
                  AMERICAN REAL ESTATE INVESTMENT CORPORATION
                                  COMMON STOCK
                                $0.001 PAR VALUE

    An aggregate 38,616 shares of the Company's Common Stock are being transferred by one of the Selling Security Holders to one or more brokerage accounts on January 27, 1999. The closing sales price of the Company's Common Stock on January 25, 1999 as reported by the American Stock Exchange was $13.00 per share.

    All of the 38,616 shares of Common Stock described above are being transferred by the Selling Security Holder to one or more brokerage accounts at Charles Schwab & Co. Inc., as principal. The transferee has resold or will resell such shares in the manner described under the "Method of Sale" section in the Prospectus of which this Supplement forms a part. Any compensation in the form of discounts, fees or commissions and any profits on the sales of such shares may be deemed underwriting discounts or commissions.

                            ------------------------

           The date of this Prospectus Supplement is January 27, 1999